Golden Sunlight Mines, Inc.

Ore Purchase Agreement

This Ore Purchase Agreement (the "Agreement") is by and between Grant Hartford Corporation, whose mailing address is 2620 Connery Way, Missoula, Montana, 59808, hereafter referred to as the "Seller", and Golden Sunlight Mines, Inc., with an address at 453 Mt Hwy 2 East, Whitehall, Montana, a California corporation hereafter referred to as the "Buyer". The Agreement is solely for the purchase of Seller's mining product, hereafter referred to as "Ore", by Buyer for processing in Buyer's processing facilities according to the following conditions.

TIME FOR PERFORMANCE

The term of this Agreement shall commence on July 11, 2011 and shall continue until December 31, 2011, or until the maximum Ore tonnage has been reached, or the Agreement is terminated as provided for herein, whichever occurs first.

WARRANTY OF TITLE

As per Montana Code Annotated 30-2-312, Seller warrants to Buyer that at the time of sale Seller will have good title to the Ore, that Seller has all rights necessary to sell the Ore to Buyer, that Seller will deliver Ore to Buyer free from any liens, claims, security interest or other encumbrances of any kind, and that Seller has all necessary authorizations, approvals, and permits to mine, transport, and maintain stockpiles of the Ore. Seller shall, at Buyer's request, provide sufficient proof of title.

Seller shall be solely responsible for payments to any royalty holders who have an interest in the Ore.

MONTANA DEPARTMENT OF ENVIRONMENTAL QUALITY NOTIFICAITON

The Buyer is required to notify the Montana Department of Environmental Quality "DEQ" of all parties selling Ore to the Buyer under terms of a minor modification to the Buyer's operating approval authorized by the DEQ. Seller acknowledges this notification requirement and will assist Buyer as necessary to provide information concerning the Ore and the Sale to DEQ.

ORE EXCAVATION, ORE TRANSPORT AND WEIGHT DETERMINATION

This Agreement is for a maximum of 30,000 short tons of Seller's Ore identified as the Lead King Ore. Ore may only come from an underground mine, a stockpile or a tailing. Ore produced from an open pit mine after November 3, 1998 may not be submitted by the Seller for purchase. This Agreement is effective when signed by both parties.

Seller is responsible for ore excavation from seller's location and any preprocessing prior to Ore shipment to the Buyer.

Seller will be responsible for the transport of Ore to, and tender of delivery at, the Buyer's mill site. Seller will cause all Ore to be transported in accordance with all applicable Montana Department of Transportation and U.S. Department of Transportation regulations. Seller shall cover the loads of Ore during shipment.

Ore will be deemed to be sold by Seller and purchased by Buyer, and title to Ore will pass from Seller to Buyer, when it is unloaded at Buyer's mill site. Seller will bear the risk of loss of all Ore until title passes to Buyer, and Buyer will bear the risk of loss of such Ore thereafter. Seller will bear the risk of loss or damage to equipment used on the mine site for delivery of Ore.

Seller will inform Buyer of the transportation schedule at least 48 hours prior to transport of any portion of the Ore and receive approval to proceed with Ore shipment. Delivery will be accepted Monday through Friday from 7:00AM to 3:00PM. One of the following weighting methods will be selected prior to transport.

Method A

If a State certified scale is established on Buyer's property, all trucks transporting ore to Buyer will be weighed before entering the site. Empty trucks will then be weighed prior to leaving Buyer's site. The difference in weight between the weight of the loaded truck and the weight of the empty truck (tare) will be the Wet Ore Weight. At Seller's discretion, random loads may be directed to another certified scale as a check.

Method B

All trucks transporting Ore will be weighed on a scale certified by the State of Montana both loaded and empty for the first 2 full days of transport. A minimum of 6 tares (empty weight) per truck will be recorded to establish an average tare. One tare per truck will also be recorded each calendar week in which transport occurs as a check. These weekly tares will be averaged in with the tares collected during the first 2 days of transport for each truck. The difference in weight between the weight of the loaded truck and the weight of the empty truck (tare) will be the Wet Ore Weight. Loads arriving at the Buyer's facility that do not have certified weight tickets will be turned away.

Method C

If a State certified scale is established on Seller's property, all trucks transporting ore to Buyer will be weighed empty prior to loading to establish a tare. Loaded tucks will then be weighed prior to leaving Seller's site. The difference in weight between the weight of the loaded truck and the weight of the empty truck (tare) will be the Wet Ore Weight. Loads arriving at the Buyer's facility that do not have certified weight tickets will be turned away. At Buyer's discretion, random loads may be directed to another certified scale as a check.

Moisture Determination

A sample to determine Ore Moisture will be taken when the Ore is dumped at Buyer's facility. Buyer will determine the ore moisture at their on-site facility for each truckload. The Wet Ore Weight will be reduced by the amount of moisture determined to exist in the Ore to determine the Dry Ore Weight for payment, as defined by the following equation

Dry Ore Weight in short tons = Wet Ore Weight in short tons - (Ore Moisture in percent x Wet Ore Weight in short tons)

Wet Ore Weight measurements, Ore Moisture determinations and the resulting Dry Ore Weight for each truck load of Ore will be recorded on an Ore Moisture and Assay Summary Form included in Appendix C.

SAMPLING/ASSAYING/METALLURGICAL TESTING OF ORE

Buyer and Seller agree to determine the gold grade of the ore using the sampling and assaying methods defined in Appendix A. Ore, taken in accordance with Appendix A protocol, will be combined into composites for metallurgical testing to determine the expected gold recovery in the Buyer's mill. Metallurgical sample compositing, testing, and gold recovery determinations will be made according to the methods defined in Appendix B. The Buyer will use his lab for assaying and metallurgical testing.

Upon completion of the sampling and assaying, Buyer will complete and issue the Ore Moisture and Assay Summary Form, which will list the gold assays, weights and the average gold value to be used for Ore valuation. Upon completion of the metallurgical testing to determine gold recovery for payment, the Buyer will complete and issue the Bottle Roll Test Reporting Form, included in Appendix C, which will define the gold recovery to be used for payment.

If either party disagrees with results of the Ore sampling, Ore grade determination or the Ore gold recovery determination and such disagreement cannot be resolved by the methods defined in Appendices A and B, this Agreement shall terminate without any liability to the Buyer. Ore that cannot be processed due to disagreement will not be shipped to the Buyer's mill; if the Ore has already been delivered to Buyer's mill, Seller will bear all costs associated with removal of the material from the Buyer's site and any costs that may be associated with cleanup of the Ore storage site as a result of the presence of the Ore.

The Buyer will be responsible for costs associated with sample preparation and assaying with respect to Ore samples, as long as work is completed in Buyer's lab. The Buyer will be responsible for costs associated with metallurgical testing, as long as tests are completed by the Buyer's lab. Costs associated with metallurgical testing completed by a third party lab, agreed to by both the Buyer and Seller, will be the Seller's responsibility.

Both Buyer and Seller will be responsible for taking samples of the Ore as defined in Appendix A. The Buyer or his representative will be present for Ore sampling. Buyer will submit assay results of Ore, as defined in Appendix A, or notify Seller that the Ore variability is too high and exceeds the variability limit defined in Appendix A.

Costs associated with assaying or testing on a challenge basis will be paid for by the party requesting the challenge. In the event both parties agree re-assaying or re-testing is required, costs will be split equally between the Buyer and Seller.

REJECTION OF ORE

Buyer may refuse to accept delivery of or reject any Ore that is determined to contain concentrations of any of the following constituents above the maximum acceptable levels listed

Constituent	Maximum Acceptable Level	Unit of Measure
Mercury	1	Ppm
Arsenic	200	Ppm
Lead	100	Ppm
Zinc	200	Ppm
Total Copper	1,000	Ppm
Cyanide Soluble Copper	250	Ppm
Selenium	1	Ppm
Barium	500	Ppm
Chromium	100	Ppm
Cobalt	100	Ppm
Nickel	100	Ppm
Cadmium	1	Ppm

Buyer may refuse to accept delivery of or reject any Ore containing oils and greases in amounts that may affect Buyer's milling circuit, as determined in Buyer's sole discretion.

Buyer may refuse to accept delivery of or reject any Ore that has demonstrated to cause problems in the Buyers processing facility or if Buyer is experiencing any operating delays or shut downs of its processing facility.

Buyer may refuse to accept delivery of or reject any Ore containing excessive amounts of tramp metal or wood, as determined in Buyer's sole discretion. If Buyer determines the Ore has excessive amounts of wood or metal, Buyer may remove the wood or metal and charge Seller for additional labor and equipment costs.

In the event Ore is rejected after delivery to Buyer for any of the reasons provided above, Seller will bear all costs associated with removal of the material from the site and any costs that may be associated with cleanup of the Ore storage site as a result of the presence of the Ore.

Ores containing radioactive materials will not be accepted by the Buyer.

Ores containing copper values greater than 250 ppm of cyanide soluble copper may be accepted, but shall be subject to a processing cost adjustment for additional reagent consumption.

Geochemical testing will be conducted by the Buyer on composite Ore samples submitted for metallurgical testing. The Buyer reserves the right to test portions of the Ore at any time and may refuse to accept delivery of or reject any and all Ore that has concentrations of constituents higher than the maximum values listed in the table, unless the Buyer agrees in writing to accept delivery of such Ore.

PROCESSING OF ORE

Buyer shall process Ore at a rate and on a schedule to be determined by Buyer at its sole discretion.

PAYMENT

All settlements will be based on samples, weights, assays, and metallurgical work as described above. Payment for settled ounces of gold will be made on or before the last day of the month after the month in which the Ore was received, provided a Stockpile Valuation Form has been accepted and approved by both the Buyer and the Seller. Payment shall be made by check. The settlement price for gold will be the London PM fix price on the 5th day of the month after the ore is delivered. If the bottle roll tests are not complete at the end of any agreed-upon payment cycle for reasons other than lack of adequate Ore samples (as described in Appendix B), an estimated payment may be made using 75% recovery for the basis of payment. Final payment will be calculated when bottle roll tests are complete and the difference between the estimated payment calculation and the final payment calculation will be disbursed.

An Ore Charge, as defined below will be used to determine payment when the ore grade is greater than 0.07 oz/ton AU:

Ore Charge = $25/dry ton +

[(Ore Gold Grade - 0.07 oz/ton Au) x Gold Payment Recovery x Gold Price] x 0.25

Payment for gold will be based on the following equation:

Gold Payment in US$ = Dry Ore Weight in short tons x Ore Gold Grade (as determined by samples truck weighted and fire assayed) in troy ounces per short ton x Gold Payment Recovery in percent x Gold Price in US$ per troy ounce - (Dry Ore Weight in tons x Ore Charge in US$ per short dry ton)

An Ore Charge, as defined below will be used to determine payment when the ore grade is less than 0.07 oz/ton AU:

Ore Charge = $25/dry ton

Payment for gold will be based on the following equation:

Gold Payment in US$ = Dry Ore Weight in short tons x Ore Gold Grade (as determined by samples truck weighted and fire assayed) in troy ounces per short ton x

Gold Payment Recovery in percent x Gold Price in US$ per troy ounce - (Dry Ore Weight in tons x Ore Charge in US$ per short dry ton)

No payment will be made for silver or any other constituent in the Ore.

The Ore Charge will be increased for cyanide consumption in the event the bottle-roll test cyanide consumption, as calculated during the test procedure in Appendix A, is greater than 1.30 lb per ton of dry Ore. The fee will be adjusted by adding $1.00/ton for each pound of cyanide usage above 1.30 lb per ton. Lime consumption above 10 lb per ton, as calculated during the test procedure in Appendix A, is greater than 10 lb per ton of dry Ore. The fee will be adjusted by adding $0.10/ton for each pound of lime usage above 10 lb per ton.

TAXES

Buyer is responsible for reporting and payment of applicable Metalliferous Mines Taxes, and Gross Proceeds Tax, as defined by MCA 15-37-101 and 15-23-801. Seller is responsible for any income taxes associated with the sale.

REPORTING OF MILL PERFORMANCE

Buyer will be under no obligation to collect metallurgical information during Ore processing; to disclose estimates of actual metallurgical performance of the Ore to Seller; or disclose Ore grade determinations that may be made after the purchase of the Ore.

DEFINITIONS

In this Agreement, the word "ton" means two thousand (2,000) pounds avoirdupois, the word "ounce" means troy ounce.

RIGHT TO TERMINATE AGREEMENT

Either party may terminate this Agreement, for its convenience and without cause, by giving the other party ten (10) days written notice, or upon completion of the services, whichever occurs first. Buyer may terminate this Agreement for cause at any time, and without prior notice.

NO RELIANCE

Seller acknowledges and agrees it is not entitled to rely upon the execution of this Agreement as justification of investment in its own property or the property of others, and recognizes that acceptance of Ore by Buyer hereunder does not guarantee or indicate Buyer will accept Ore in the future. This Agreement is not intended to create rights of any sort in third parties.

FORCE MAJEURE

Neither party shall be subject to any liability for delay in performance, or nonperformance, as a result of fire, flood, natural catastrophe, strike, labor trouble, accident, riot, act of government, act of God, or other

contingencies and circumstances beyond its reasonable control interfering with the production, supply, transport, or processing of said Ore covered by this Agreement.

LAWS AND REGULATIONS

Seller agrees to comply fully with all applicable local, state and federal laws, rules and regulations, and all provisions of applicable regulatory permits and approvals in the extraction, production, processing, stockpiling and shipping of Ore. This Agreement shall be interpreted in accordance with the laws of the State of Montana.

INDEMNIFICATION AND SAVE HARMLESS

Seller assumes all liability for and will indemnify, defend and hold harmless Buyer and its affiliates, together with their personnel (the "Indemnified Parties"), from and against any and all Liabilities arising out of, resulting from or in connection with (i) the Ore or the transaction contemplated herein, including without limitation the delivery or transportation of Ore or contaminants in Ore; (ii) a breach of this Agreement by Seller or its personnel; (iii) the personal or bodily injury or death of any person, including without limitation any third party, caused by Seller or any of its personnel in the performance of this Agreement; (iv) damage to or loss of property caused by Seller or its personnel in the performance of this Agreement; and (v) any Environmental Liability caused by Seller or its personnel or arising out of, resulting from or in connection with the mining, storage, or handling of Ore by Seller, including without limitation the delivery or transportation of Ore or contaminants in Ore to Buyer. Any release or discharge, whether or not intentional, of any hazardous substances or any other pollutant or contaminant as defined by any applicable laws arising out of, or connected in any way with the mining, storage, or handling of Ore by Seller or the transaction contemplated herein, including without limitation the delivery or transportation of Ore or contaminants in Ore to Buyer, shall be promptly investigated and remediated by Seller at its sole expense to the satisfaction of Buyer and relevant governmental officials. As used in this Agreement, "Environmental Liability" shall mean any liability (including, without limitation, liability for study, testing or inventory costs, cleanup costs, response action or costs, removal actions or costs, remediation costs, containment costs, restoration costs, reclamation costs, corrective action costs, closure costs, natural resources damages, nuisance, business losses, penalties or fines) arising out of, based upon, or resulting from (i) the presence, release, threatened release, discharge or emission in to the environment of any hazardous materials or substances, solid wastes, or pollutants or (ii) the violation or threatened violation of any environmental laws or regulations.

LIENS

Seller shall allow no liens to be placed or to remain upon the property of Buyer for any of the services provided by Buyer hereunder. At the request of Buyer, Seller shall immediately remove any such liens and upon the failure of Seller to do so, Seller shall indemnify and hold Buyer harmless for all costs and expenses, including attorneys' fees, which Buyer may incur in satisfying or otherwise removing any such liens. Buyer may require Seller to provide a lien waiver and release for Seller and any of his employees, agents or subcontractors, as a condition of payment to Seller for the services rendered hereunder.

CONFIDENTIALITY

Seller shall not disclose to any third party the existence, contents or nature of this Agreement without the prior written permission of Buyer

Seller may not use this Agreement to support an application for any form of financing with a third party.

NOTICE

Whenever in this Agreement, it is provided that notice or demand be given by either party to the other, such notice or demand shall be given in writing and forwarded by certified or registered mail addressed as follows:

To Buyer at:
Golden Sunlight Mines Inc.
453 MT Hwy 2 East
Whitehall, Montana 59759
Attn: Tim Dimock
Mine General Manager

To Seller at:
Grant Hartford Corporation
2620 Connery Way
Missoula, Montana 59808
Attn: Eric Sauve
President

With a copy to:

Golden Sunlight Mines Inc. 136 E
South Temple, Suite 1800 Salt Lake
City, UT 84111 Attn: Land
Manager

Any party to whom notice is required to be given may change such address by written notice by certified or registered mail to the other party.

ENTIRE AGREEMENT AND AMENDMENTS

This Agreement constitutes the entire Agreement between the parties related to its subject matter. No modifications or amendments shall be valid unless in writing and signed and dated by both parties. This Agreement does not create a commitment or an obligation by either Buyer or Seller to enter further negotiations, commitments, agreements, or other contractual relations.

COUNTERPARTS

This Agreement may be executed in counterparts and, when counterparts of this Agreement have been executed and delivered by all of the parties hereto, this Agreement shall be fully binding and effective, just as if all of the parties hereto had executed and delivered a single counterpart hereof. Without limiting the manner in which execution of this Agreement may otherwise be effected hereunder, execution by any party may be effected by facsimile transmission of a signature page hereof executed by such party. If any party effects execution in such manner, such party shall also promptly deliver to the other parties the counterpart

physically signed by such party, but the failure of any such party to do so shall not invalidate the execution hereof effected by facsimile transmission.

DISPUTE RESOLUTION AND ARBITRATION

Any dispute, controversy or claims arising out of or relating to this Agreement or the breach, termination, interpretation or invalidity thereof (a "Dispute") shall be resolved as follows:

The parties shall endeavor for a period of two (2) weeks to resolve the Dispute by negotiation. This period may be extended by agreement of the parties.

If negotiations are unsuccessful, the ore purchase agreement shall be terminated.

ATTORNEYS' FEES, CONTROLLING LAW AND VENUE

In any action at law or in equity to enforce any decision concerning the negotiation, execution, enforcement or interpretation of this Agreement, the prevailing party in any such dispute shall be entitled to receive payment of all of his costs and attorneys' fees incurred in addition to any award of costs or fees allowed by applicable law, all such costs and fees incurred in connection with any appeal, in addition to any other relief to which that party may be entitled.

This Agreement shall be governed in accordance with the laws of the State of Montana, including Chapter 2, Title 30, Montana Code Annotated. The venue for any litigation arising out of this Agreement shall be the appropriate Montana state district court or a federal court with subject matter jurisdiction sitting in Montana.

SEVERABILITY

If any portion of this Agreement is found to be invalid or unenforceable, the validity of the remaining provisions of the Agreement shall not be affected.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Seller (Grant Hartford Corporation)

By: [signature]

Aaron Charlton

Title: Senior Advisor

Date: July 11, 2011

Buyer (Golden Sunlight Mines, Inc.)

By: [signature]

Tim Dimock

Title: Mine General Manager

Date: 7/13/11

APPENDIX A
ORE SAMPLING, ASSAYING AND ORE GRADE DETERMINATION METHODOLOGY

ORE SAMPLING

Upon delivery to the Buyer's facility, each truck load will be marked with a flag that will allow the truck load to be identified for sampling.

Each truck load will be sampled with a minimum of two Grab Samples that will have a minimum weight of approximately 15 lbs.

Each sample will be submitted for analysis to the Buyer's assay lab and prepared in the following manner:

1. Each Grab Sample will be size reduced to approximately 90% passing ¼ inch and a 150 gram split will be taken from the sample for further size reduction. The Grab Sample reject material from splitting will be saved until the assays for the defined truck load have been settled.

2. Each grab sample will be further pulverized to at least 95% passing 100 mesh.

3. A duplicate one-assay-ton fire assays will be performed on each Grab Sample.

4. The relative difference of the Grab Sample assays will be determined as follows:

   $$\text{Relative Difference} = \frac{\text{Absolute Value (Assay 1} - \text{Assay 2)} \times 100}{(\text{Assay 1} + \text{Assay 2})/2}$$

5. If the relative difference is less than 10%; then the two assays will be averaged and be referred to as the Head Assay. If the relative difference is greater than 10%, then the assay process will be repeated using new splits from the original samples. If the relative difference calculated for the second set of assays is greater than 10%, the parties agree to settle on the average grade of the four assay results.

SELLER'S ASSAYS

The Seller's sample will be assayed at the Seller's lab of choice. Seller may request one of the Head Sample Splits or the reject material from one of the Grab Samples.

CHALLENGE OF ASSAY RESULTS

Buyer and Seller assays will be compared and the Ore grade will be determined by agreement. Either party may challenge a Head Assay result and may request to have a new split of the previously assayed Grab Sample resubmitted for analysis to the Buyer's lab or may choose to have an analysis of the Grab Sample Splits submitted for analysis to an third-party lab. If agreed

upon, the original Head Assay average and the average of the third party assays may be averaged to determine the final assay value. No challenge of assays will be accepted after payment is made.

ORE GRADE DETERMINATION

The grade of Ore will be determined using a weighted average calculation using assays of the samples taken from the Ore, if Ore weights were determined for each Ore sample taken. In the event bucket counts were used to assess the weight assigned to each sample, samples will be weighted by bucket count to determine an average ore grade.

$$\text{Ore Gold Grade} = \frac{\sum (\text{Head Assay} \times \text{Dry Sample Ore Tonnage})}{\sum \text{Dry Sample Ore Tonnage}}$$

APPENDIX B
METALLURGICAL RECOVERY DETERMINATION METHODOLOGY

The expected recovery of gold from the Ore will be determined by a standard metallurgical test (bottle roll leach test) using a composite of Head Samples Splits obtained for Ore grade determination, as described in Appendix A. A minimum of 1,000 tons must be received for each bottle roll test set. In the event that fewer tons are delivered than the volume required for bottle roll testing, no determination of grade will be made and no payment made until such time as the required volumes have been received, unless agreed to by Buyer Management.

Bottle roll leach test conditions will be as followed:

1. Approximately 600 gram test charge;
2. Grind at 60% solids by weight to 35% +100 mesh;
3. 25% solids by weight leach slurry density;
4. 2.0 lb/ton solution NaCN concentration;
5. 11.3 pH adjusted with reagent grade lime;
6. NaCN concentration and pH adjustments at 4 and 24 hours;
7. Ambient temperature; and
8. 48-hour retention time.

Testing will be completed by the Buyer's metallurgical lab staff, and results will be reported on the Bottle Roll Test Reporting Form. Testing will be performed in duplicate.

COMPOSITE SAMPLE PREPARATION

A single composite sample will be prepared from the series of Grab Sample Splits at least monthly for metallurgical testing, generally during the third week of the month. The composite sample will be created by combining the Grab Samples collected during the month (generally week four of the previous calendar month and weeks one through three of the current calendar month) to achieve an average grade with ±10% of the weighted average Head Grade of the group of Grab Samples being tested. The Buyer reserves the right to prepare composites more frequently.

METALLURGICAL TEST GOLD RECOVERY DETERMINATION

Gold recovery may be calculated based on actual head assay and calculated head assay, both of which are explained below:

1. Recovery based on actual head assay is 1 minus the residue assay divided by the head sample assay. Since residue and head weights are the same (less dissolved gold weight), gold recovery based on head assay is calculated as:

$$\text{Recovery} = 1 - (R \div H) \times 100\%$$

Where R = Residue Assay

H = Head Assay

2. Recovery based on calculated head assay is determined using leach residue and solution assays. First calculate the calculated head value:

$$C_A = (S_A \times S_W + R_A \times R_W) \div R_W$$

Where C_A = calculated head assay
S_A = Solution Assay
S_W = Solution Weight
R_A = Residue Assay
R_W = Residue Weight

Recovery is calculated by dividing total gold quantity in solution by calculated head gold quantity as follows:

$$\text{Recovery} = S_A \times S_W \div C_A \times C_W \times 100\%$$

Where C_W = head sample weight

Gold recovery based on the calculated head assay method (#2 above) will be used as the official method of calculating recovery, unless otherwise mutually agreed to by Buyer and Seller.

Bottle roll testing of the composite samples will be completed in duplicate. If the difference in test results have a difference of less than or equal to five (5) points, the test results will be averaged.

If gold recovery varies by more than five (5) points between the two tests, the Seller or Buyer may elect to have the test repeated or agree on a mutually acceptable gold recovery. If the difference in the duplicate gold recovery test results is outside the five (5) point range after repeat testing, the Seller and Buyer will agree to negotiate a mutually acceptable gold recovery.

GOLD RECOVERY FOR PAYMENT

Losses of gold occur in a metallurgical plant and subsequent refining processes that are not modeled by the bottle roll leach test procedure. These losses occur in solution to the tailing pond and in refinery losses. To determine gold and silver recovery for Ore payment the following equations will be used:

Gold Payment Recovery (%) = Average Bottle Roll Test Gold Recovery (%) less 2.0%

In the event the Gold Payment Recovery is greater than 95%, the Gold Payment Recovery will be further reduced to 95.0%.

APPENDIX C
FORMS

The following forms are included

1. Ore Moisture and Assay Summary Form
2. Bottle Roll Test Reporting Form
3. Stockpile Valuation Approval Form

ORE MOISTURE AND ASSAY SUMMARY FORM

Ore Moisture and Assay Form

												First Assay Run				Rerun Assay		
Truck #	Date	Ticket #	gross wt	tare	net wet ore wt	sample #	Sample wet wt	Pile Location	Sample dry wt	Moisture %	Ore Dry Wt tons	Assay 1	Assay 2	Avg Assay	% Diff	Assay 1	Assay 2	Avg Assay
				Totals														

GOLDEN SUNLIGNT MINES, INC. BOTTLE ROLL LEACH TEST WORKSHEET

Test Number	Test Date	Tester	Test Purpose:					
			Sample Code:					
			Head Assay, opt					
Grind % Solids	Dry Feed, grams	Water Wt grams	Mill	Lime, grams	Grind Time	Product Size		Target pH
Leach Time	Sol'n NaCN lb/ton	Sol'n Wt, grams	Slurry Density	Slurry Wt, grams	Initial pH	Lime Add. grams	Start pH	
Start Date & Time		Temp.	Bottle Number	Bottle Wt, grams	Gross Wt grams	NaCN Add. grams	5% NaCN Sol'n, mls	Titration Vol, mls
Date & Time		Temp.	Gross Wt grams	AgNO3 ml	NaCN Grams In Bottle	5% NaCN Sol'n, mls	pH	Lime Add grams
Date & Time		Temp.	Titration Volume, mls	AgNO3 ml	NaCN Grams In Bottle	Oxalic mls	pH	Lime Grams In Bottle
Gross Wt grams	Residue Wt grams	Sol'n Wt grams	Reagent Consumptions, lbs/dry ton		Assays, opt		Recovery	
			NaCN	Lime	Solid	Solution	Act. Hd	Calc Hd

Notes:

STOCKPILE VALUATION APPROVAL FORM

Description of Ore: (dates shipped, Grab Sample numbers, etc.)

	Unit	Value
Gold Content Determination - Stockpile		
Ore Tonnage	Short Tons	
Gold Grade	Troy Ounces per Short Ton	
Gold Recovery for Payment	Percent	
Total Gold Content	**Troy Ounces**	

Signature of Seller's Representative Acceptance Date

Signature of Buyer's Representative Acceptance Date

	Unit	Value
Gold Value		
Gold Content for Payment	Troy Ounces	
Gold Price	US Dollars per Troy ounce	
Gold Payment		
Ore Process Fee Deduction		
Ore Tonnage Processed	Short Tons	
Ore Charge Processing Fee	US Dollars per Short Ton	
Ore Charge Deduction		
Payment to Buyer		

Signature of Seller's Representative Acceptance Date